Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment No.74 to the Registration Statement of Rydex Variable Trust (Form N-1A; File No. 333-57017) of our reports dated February 26, 2021 on the financial statements and financial highlights of each of the series constituting Rydex Variable Trust included in the Annual Reports to shareholders for the year ended December 31, 2020.

/s/ Ernst & Young LLP

Tysons, Virginia

April 28, 2021